UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)                        September 18, 2003

Safety Components International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23938	33-0596831

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

41 Stevens Street, Greenville, South Carolina 29605

(Address, Including Zip Code, of Principal Executive Offices)

(864) 240-2600

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 1 – Changes in Control of Registrant.

     On September 29, 2003, Zapata Corporation (“Zapata”), a corporation organized under the laws of the State of Nevada, filed a Schedule 13D (the “Zapata 13D”) with the Securities and Exchange Commission indicating that as of September 18, 2003 it had acquired 2,663,905 shares of common stock, par value $0.01 per share, of Safety Components International, Inc. (the “Company”) constituting approximately 53.7% of the issued and outstanding shares of such common stock. In a press release issued by Zapata on September 29, 2003, Avram Glazer, President and Chief Executive Officer of Zapata, was quoted as saying, “We are pleased to become an important stockholder in Safety Components International. We believe that Safety Components presents an exciting opportunity for Zapata and its stockholders and we are impressed with the company’s management.”

     The Zapata 13D states that the shares were purchased in privately negotiated block purchases for a total of approximately $30.9 million (inclusive of brokerage commissions) in cash, the source of which was working capital. The shares were purchased from Putnam Investment Management, LLC, Putnam Fiduciary Trust Company on behalf of Marsh & McLennan Companies, Inc., Wayland Investments Fund, LLC, and Jefferies & Company, Inc. The Zapata 13D also states that each of the sellers of the shares of common stock executed and delivered to Zapata irrevocable proxies to vote at the Company’s 2003 annual meeting of stockholders the shares of common stock held by them or with respect to which they had the right to vote as of the record date for such annual meeting.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safety Components International, Inc.

Date: October 2, 2003	By:	/s/ Brian Menezes

	Name:	Brian Menezes
	Its:	Chief Financial Officer